UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 10, 2010

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Comverse Technology, Inc. (the “Company”) and its Compensation and Leadership Committee made determinations with respect to the compensation of certain named executive officers of the Company for the fiscal year ended January 31, 2010 (“Fiscal 2009”) and the fiscal year ending January 31, 2011 (“Fiscal 2010”).

On March 11, 2010, upon recommendation of the Compensation and Leadership Committee, the Board approved (i) discretionary Fiscal 2009 incentive cash awards to each of Dror Bin, the Executive Vice President, President, Global Sales, of Comverse, Inc. and Gabriel Matsliach, the Senior Vice President, Global Products and Operations of Comverse, Inc. in the amount of $80,000 and $65,000 , respectively, and (ii) a contractual Fiscal 2009 incentive cash award in the amount of $275,000 to Stephen M. Swad, the Company’s Executive Vice President and Chief Financial Officer.

Additionally, on March 11, 2010, upon recommendation of the Compensation and Leadership Committee, the Board approved the grant of deferred stock unit (“DSU”) awards to Messrs. Swad and Matsliach of 150,000 shares and 90,000 shares, respectively, under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.  Each DSU award represents the right to receive one share of the Company’s common stock at the end of the applicable deferral period.  The DSU awards are scheduled to vest as 40%, 30% and 30% of the shares covered by such DSU awards on the first, second and third anniversary of the date of grant, respectively.

Due to provisions of applicable Israeli securities laws, the Company’s ability to grant incentive equity securities to its Israeli-based employees is limited.  Management has made equity grant recommendations to the Company’s Compensation and Leadership Committee and the Company anticipates that grants of incentive equity securities to Israeli-based employees, including Mr. Bin, will be considered by the Compensation and Leadership Committee and the Board as soon as practicable after the restrictions under Israeli securities laws cease to apply.

Item 5.03.           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 10, 2010, the Board approved the Amended and Restated By-Laws of the Company (the “By-Laws”).  The following description of the amendments to the By-Laws is not complete and is qualified in its entirety by the By-Laws, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Notice:  The By-Laws were amended to permit written notice to members of the Board by electronic (or e-mail) transmission delivery under certain circumstances (Article II, Section 5, Article V, Section 2 and Article VII, Section 1).

Election of Directors in a Special Shareholder Meeting:  The By-Laws were amended to allow the election of directors in a special meeting of shareholders called for such purpose in addition to an annual meeting of shareholders (Article IV, Sections 2 and 3(a)).

Advance Notice Requirement.  The By-Laws were amended to clarify advance notice requirements for shareholder proposals and director nominations by shareholders by specifying that, in order to be considered timely, such proposal must be received not later than the close of business on the tenth (10th) day following the date on which public announcement of the meeting date is first made by the Company if no annual meeting was held in the previous year (Article II, Section 6 and Article IV, Section 3(a)).

Shareholder Proposals.  The By-Laws were amended to expand the information required in a written notice of a shareholder’s intention to bring a shareholder proposal or make a director nomination to be considered properly submitted.  This amendment requires increased transparency with respect to shareholders’ interests and intentions to require, among other things, (i) with respect to a shareholder proposal, a description of the shareholder proposal (not only the text of the proposed resolutions) and the reasons for the proposal and any material interest of the shareholder or beneficial holder in the proposal, (ii) detailed information regarding the shareholder’s ownership of the Company’s securities (including, for example, any hedging arrangements or derivative or short positions), (iii) a description of any agreement, arrangement or understanding with respect to the proposal between or among the shareholder and other third parties acting in concert with respect to the foregoing and (iv) a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders with sufficient ownership to approve or adopt the proposal or elect the nominee by proxy or otherwise to solicit proxies from shareholders in support of such proposal (Article II, Section 6 and Article IV, Section 3(a)).

Board Committees.  The By-Laws were amended to delete certain provisions relating to the committees of the Board as they are covered by resolutions adopted by the Board and by the relevant committee charters (Article VI).

Indemnification.  The By-Laws were amended to reinstate the indemnification provisions (Article IX) that had been adopted by the Company’s shareholders in 1987, as revisions to such provisions require approval of the Company’s shareholders.  The Board intends to recommend adoption of certain amendments to those provisions at the next annual meeting of shareholders.

Uncertificated Shares.  The By-Laws were amended to permit the use of uncertificated shares of stock in conformity with NASDAQ requirements (Article X, Sections 1, 3 and 4).

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	By-laws of Comverse Technology, Inc., as amended and restated on March 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2010	By:	/s/ Shefali A. Shah
		Name:	Shefali A. Shah
		Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	By-laws of Comverse Technology, Inc., as amended and restated on March 10, 2010